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                        [Arthur Andersen LLP Letterhead]


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the use of our auditor's report dated January 21, 1999 (and to all references to our Firm) included in or made a part of this Registration Statement File No. 333-42518 for Wire One Technologies, Inc. on Form S-1. It should be noted that we have performed no audit procedures subsequent to January 21, 1999, the date of our report. Furthermore, we have not audited any financial statements of View Tech, Inc. as of any date or for any period subsequent to December 31, 1998.

We also consent to the reference to us under the caption "Experts" in the prospectus.

/s/ Arthur Andersen LLP

Boston, MA
September 12, 2000